Exhibit 17.1

RESIGNATION

AS

DIRECTOR AND OFFICER

TO:

THE BOARD OF DIRECTORS OF SAASMAX, INC.

(the “Company”)

I, HAROLD C. MOLL, hereby resign as the Chief Executive Officer, President and as a Director of the Company.

I confirm that the reason for my resignation is not due to, and has not been caused by, in whole or in part, any disagreement with the Company, whether related to the Company’s operations, policies, practices or otherwise.

Effective the 4th day of February, 2014.

/s/ Harold C. Moll

HAROLD C. MOLL